Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Build-A-Bear Workshop, Inc.:

We consent to the incorporation by reference in the registration statements (Forms S-8 No. 333-120012 and No. 333-159313) pertaining to various stock incentive plans of Build-A-Bear Workshop, Inc. and Subsidiaries of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of Build-A-Bear Workshop, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Build-A-Bear Workshop, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year-ended December 31, 2011.

/s/ Ernst & Young LLP

St. Louis, Missouri
March 15, 2012